Exhibit 5.1

August 6, 2009	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 061300-1427

Oshkosh Corporation

2307 Oregon Street

P.O. Box 2566

Oshkosh, WI 54903

Ladies and Gentlemen:

We have acted as counsel for Oshkosh Corporation, a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (Registration No. 333-161055) (the “Registration Statement”), including the prospectus constituting a part thereof, dated August 5, 2009, and the prospectus supplement, dated August 6, 2009 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of (i) 13,000,000 shares of the Company’s common stock, $.01 par value (the “Common Stock”) in a public offering and (ii) up to 1,950,000 additional shares of Common Stock pursuant to the over-allotment option granted by the Company to the underwriters for such public offering (the shares of Common Stock described in clause (i) and (ii) are collectively referred to as the “Shares”)  in the manner set forth in the Prospectus.

In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Amended and Restated Articles of Incorporation and By-Laws, each as amended to date; (iii) resolutions of the Company’s Board of Directors and the action of the Special Offering Committee of the Board of Directors relating to the authorization of the issuance of the Shares subject to the Registration Statement; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing and the other matters set forth herein, we are of the opinion that the Shares covered by the Registration Statement, when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any

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one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein.  In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP